Exhibit 10.22

Execution Copy

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of June 30, 2003 by and between Travel Transaction Processing Corporation, a Delaware corporation (“TTPC” and together with Worldspan, L.P., a Delaware limited partnership (“Worldspan”), and all of the direct and indirect subsidiaries of Worldspan, the “Worldspan Group”), and CVC Management LLC, a Delaware limited liability company (“Advisor”).

WHEREAS, pursuant to the Partnership Interest Purchase Agreement (the “Purchase Agreement”) dated as of March 3, 2003 by and among Delta Air Lines, Inc., NWA, Inc., American Airlines, Inc., NewCRS Limited, Inc. (collectively, the “Sellers”), Worldspan and TTPC, as amended, TTPC, or its assignees, will purchase at the Closing (as defined in the Purchase Agreement) all of the partnership interests of Worldspan from the Sellers on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, pursuant to the Stock Subscription Agreement (the “Subscription Agreement”) dated as of the date hereof by and among TTPC, Citigroup Venture Capital Equity Partners, L.P. (“CVC Equity”), CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC and Court Square Capital Limited and the other investors party thereto (each a “CVC Stockholder” and collectively, the “CVC Stockholders”), the CVC Stockholders will purchase at the Closing shares of TTPC’s common stock and preferred stock on the terms and subject to the conditions set forth in the Subscription Agreement;

WHEREAS, Advisor is an affiliate of the CVC Stockholders and an indirect wholly-owned subsidiary of Citigroup Inc.;

WHEREAS, TTPC, on behalf of the Worldspan Group, desires to retain Advisor and Advisor desires to perform for TTPC and/or the Worldspan Group certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, effective as of the Closing (the “Effective Time”) and without any further action required by any party hereto, hereby agree as follows:

1.                                       Term.  This Agreement shall be in effect for an initial term of ten (10) years commencing at the Effective Time (the “Term”); provided, however, that TTPC may terminate its obligation to pay Advisory Fees (as such term is defined in Section 3(a)), and correspondingly, Advisor’s obligations under Section 2, at TTPC’s option, upon or concurrently with TTPC’s First Public Offering, by providing Advisor not less than ten (10) days prior written notice (an “Early Termination”).  In the event of an Early Termination, TTPC shall pay to Advisor an amount equal to the “Termination Fee.”  As used herein, the “Termination Fee” means the net present value of all Advisory Fees that would have been payable from TTPC to Advisor from the effective date of the Early Termination through the end of the Term assuming that an Early Termination had not occurred.  Any calculation of net present value done in connection with the payment of the Termination Fee shall be calculated by the board of directors of TTPC in good faith.  As used herein, “First Public Offering” means the first underwritten public offering of the Common Stock of TTPC after the date hereof pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form or a registration statement registering a public offering of a combination of debt and equity securities of the Corporation in which not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities, provided that the net proceeds of such public offering equal $50,000,000 or more.

2.                                       Services.  Advisor shall perform or cause to be performed such services for TTPC and/or members of the Worldspan Group as directed by TTPC’s board of directors, which may include, without limitation, the following:

(a)                                  identification, support and analysis of acquisitions and dispositions by members of the Worldspan Group;

(b)                                 support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(c)                                  finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(d)                                 human resource functions, including searching and hiring of executives; and

(e)                                  other services for the Worldspan Group upon which TTPC’s board of directors and Advisor agree.

Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Worldspan Group pursuant to this Agreement.

3.                                       Advisory Fees.

(a)                                  Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement will equal $900,000 per annum.  All fees described in this Section 3(a) shall be payable to Advisor or its designee by TTPC on a quarterly basis in advance commencing with the first full fiscal quarter after the Effective Time (all such fees, the “Advisory Fees”).  At the time of any merger, consolidation or recapitalization in which the holders of Common Stock of TTPC receive cash, Advisor shall be paid any and all accrued but unpaid Advisory Fees.

(b)                                 TTPC hereby agrees to pay to Advisor or its designee on the Closing Date (as defined in the Purchase Agreement) upon the consummation of the transactions contemplated by the Purchase Agreement a fee for services rendered in connection with the structuring of and assistance with the transactions contemplated by the Purchase Agreement and certain other management services in an amount equal to $8,750,000, plus reasonable out-of-pocket expenses.  Such fees shall be payable to Advisor or its designees by wire transfer to an account designated in writing by Advisor.  In addition, during the Term, TTPC shall pay to Advisor or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing (including any refinancing) by TTPC or any member of the Worldspan Group in an amount to be mutually agreed upon by the parties hereto (all such fees, the “Transaction Fees” and together with the Advisory Fees, the “Fees”), plus reasonable out-of-pocket expenses; provided, however, that no such Transaction Fee shall be payable unless the amount of such Transaction Fee has been approved by the board of directors of TTPC, including a majority of the directors who are not CVC Representatives or OTPP Representatives (as such terms are defined in the Stockholders Agreement (the “Stockholders Agreement”) dated as of the date hereof by and among TTPC and the stockholders of TTPC named therein); provided further that no such Transaction Fees shall be payable in connection with transactions that are acquisitions, divestitures or financings (including any refinancings) between or among members of the Worldspan Group.

(c)                                  TTPC hereby agrees to pay the reasonable out-of-pocket expenses of Advisor and its affiliates incurred in connection with the performance of the services contemplated by this Agreement, including, without limitation, all expenses incurred in connection with the negotiation, preparation, authorization, execution and delivery of the Purchase Agreement, the consummation of the transactions contemplated thereby and the debt and equity financing transactions related thereto.

(d)                                 Subject to the limitations described in Section 3(e) and Section 3(f) below, the decision whether to collect any Fees contemplated by this Agreement in a given period shall be in Advisor’s sole discretion.  Advisor’s decision not to collect or to defer any Fees in any given period shall not be construed to be a waiver of Advisor’s right to collect deferred Fees in any future period.

(e)                                  Notwithstanding any other provision of this Section 3, TTPC shall not be required to pay any of the Fees contemplated by Section 3(a), if and to the extent such payment is expressly prohibited by the provisions of (i) the Indenture dated as of the date hereof by and among WS Merger LLC, a Delaware limited liability company and wholly owned subsidiary of TTPC (“WS Merger”), WS Financing Corp., a Delaware corporation and wholly owned subsidiary of WS Merger, the domestic subsidiaries of Worldspan and The Bank of New York, as Trustee or (ii) the Credit Agreement dated as of the date hereof by and among TTPC, WS Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of TTPC, Worldspan, the Lenders named therein, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent and as Arranger, JPMorgan Chase Bank, as Documentation Agent, and Citicorp North America, Inc., as

Documentation Agent, as the same may be amended, modified or supplemented, from time to time (the “Credit Agreement”), or any other credit, financing or other agreements or instruments binding upon TTPC or its properties; provided, however, that if, as a result of the operation of any such prohibitions, payments otherwise owed hereunder are not made, such payments shall not be cancelled but rather shall accrue, and shall be payable by TTPC promptly when, and to the extent that, TTPC is no longer prohibited from making such payments, together with accrued interest calculated at the rate of ten percent (10%) per annum, compounded semi-annually, from the date such payment was due through the date of payment.

(f)                                    Notwithstanding any other provision of this Section 3, in the event that TTPC is unable for any reason to pay the full amount of any Advisory Fees and Special Dividends due and payable, TTPC shall be required to use sixty percent (60%) of all available funds to pay any Advisory Fees due and payable and forty percent (40%) of all available funds to pay any Special Dividends due and payable.  Any Advisory Fees not paid when due shall accrue, and shall be payable by TTPC (subject to the following sentence) promptly when, and to the extent that, TTPC has sufficient funds to make such payments, together with accrued interest calculated at the rate of ten percent (10%) per annum, compounded semi-annually, from the date such payment was due through the date of payment.

(g)                                 No amendment to this Agreement which results or could reasonably be expected to result in the incurrence of any additional liabilities by TTPC hereunder shall be effective without the affirmative consent of (i) board of directors of TTPC, including a majority of the directors who are not CVC Representatives or OTPP Representatives and (ii) Ontario Teachers’ Pension Plan Board (“OTPP”) for so long as OTPP and its Permitted Transferees (as such term is defined in the Stockholders Agreement) own 5% or more of the outstanding shares of Common Stock of TTPC.  Sections 3(e) and 3(f) will not prohibit nor restrict, in any manner, TTPC’s obligation to provide indemnification pursuant to Section 6.

4.                                       Personnel.  Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

5.                                       Liability.  Neither Advisor nor any other Indemnitee (as defined in Section 6 below) shall be liable to TTPC or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority.  Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees.  Except as Advisor may otherwise agree in writing after the date hereof:  (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly:  (A) engage in the same or similar business activities or lines of business as TTPC or any member of the Worldspan Group, including those competing with TTPC or member of the Worldspan Group and (B) do business with any client or customer of TTPC or any member of the Worldspan Group; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to TTPC or any of its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and (iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for TTPC or member of the Worldspan Group, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to TTPC or member of the Worldspan Group and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Worldspan Group or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Worldspan Group.  In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the service to be provided by Advisor hereunder.

6.                                       Indemnity.  Each of TTPC and the members of the Worldspan Group shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee.  Each of TTPC and the members of the Worldspan Group shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against TTPC, any member of the Worldspan Group or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Advisor shall reimburse TTPC and the members of the Worldspan Group for the costs of defense and other costs incurred by TTPC and the members of the Worldspan Group to the extent due to such gross negligence, bad faith or willful misconduct.

7.                                       Notices.  All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To TTPC or the Worldspan Group:

Travel Transaction Processing Corporation
c/o Worldspan, L.P.
300 Galleria Parkway, N.W.

Atlanta, GA 30339
Attention:  General Counsel
Facsimile:  770.563.7878

with copies to:

Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5
Attention:  Shael J. Dolman
Facsimile:  416.730.5082

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention:  Margaret A. Davenport
Facsimile:  212.909.6836

To Advisor:

CVC Management LLC
399 Park Avenue, 14th Floor
New York, NY 10043
Attention:  Joseph M. Silvestri
Facsimile:  212.888.2940

with a copy to:

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103-2791
Attention:  Geraldine A. Sinatra
Facsimile:  215.994.2222

8.                                       Assignment.  Neither TTPC nor any member of the Worldspan Group may assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld), and Advisor may not assign any Advisor obligations hereunder to any other party without the prior written consent of the board of directors of TTPC, including at least one member designated by OTPP for so long as OTPP is entitled to designate any members pursuant to the Stockholders Agreement; provided, that Advisor may, without consent of TTPC, assign its rights and obligations under this Agreement to any CVC Stockholder or any Permitted Transferee of any CVC Stockholder.

9.                                       Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10.                                 Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11.                                 Entire Agreement; Modification; Governing Law.  The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, representations or warranties of any kind whatsoever, whether oral or written, except as expressly set forth herein.  No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

12.                                 Effective Time.  This Agreement shall be effective as of the Effective Time without further action required on the part of any party hereto.  If the Closing does not occur and the Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

TRAVEL TRANSACTION PROCESSING CORPORATION

By:	/s/ Rakesh Gangwal
	Name:	Rakesh Gangwal
	Title:	President and Chief Executive Officer

CVC MANAGEMENT LLC

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	Partner